UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

December 16, 2005

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation or organization)	( I.R.S. Employer Identification Number)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Exar Corporation (the “Company”) previously reported on a Form 8-K filed on November 2, 2005 that the Company’s Board of Directors took action on October 27, 2005 to postpone until the Board’s annual organizational meeting the automatic grant of stock options to the directors of the Company under the Company’s 1996 Non-Employee Directors’ Stock Option Plan (the “1996 Plan”). On December 16, 2005, the Board reinstituted the 1996 Plan resulting in such automatic grants being made to the following non-employee directors pursuant to the terms of the 1996 Plan:

Name	Number of Shares Subject to Option
Guy Adams	54,000
Richard Leza	54,000
Pete Rodriguez	54,000
Frank P. Carrubba	45,000[1]
John S. McFarlane	22,500

[1]	Due to the fact that the 1996 Plan did not have a sufficient number of shares available to grant the total number of options required by the terms of the 1996 Plan, a total of 37,803 options were granted to Mr. Carrubba under the 1996 Plan, and the remaining 7,197 options were granted under the Company’s 1997 Equity Incentive Plan.

The options granted to Messrs. Adams, Leza and Rodriguez become exercisable in annual installments over a period of three (3) years from the date of grant, with thirty-three and one third percent (33 1/3%) becoming exercisable at the end of each anniversary of the date of grant, and the options granted to Messrs. Carrubba and McFarlane become exercisable in monthly installments over a period of twelve (12) months from the date of grant, with eight and one third percent (8 1/3%) becoming exercisable at the end of each full month following the date of grant; provided that in each case the optionee has, during the entire period prior to such vesting date, continuously provided services to the Company. In the event that a non-employee director’s term as a director of the Company expires and the non-employee director is not elected or appointed to an immediate subsequent term as a director of the Company, then such option will become fully vested and exercisable. The exercise price of such options is $12.18 per share.

The foregoing description of the terms of the option grants is only a summary, and is qualified in its entirety by reference to the 1996 Plan and the forms of agreement thereunder or the 1997 Equity Incentive Plan and the forms of agreement thereunder, as applicable, included as Exhibits 10.6 and 10.7, respectively, to the Company’s Form 10-K for the fiscal year ended March 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAR CORPORATION

By:	/s/ RONALD W. GUIRE
Ronald W. Guire
Executive Vice President, Chief Financial Officer, Assistant Secretary and Director

Date: December 19, 2005